Exhibit 5.1
December 17, 2025
Jack Henry & Associates, Inc.
P.O. Box 807
663 West Highway 60
Monett, Missouri 65708-0807

Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Jack Henry & Associates, Inc., a Delaware corporation (the “Company”). The Company has requested that we issue this legal opinion in connection with the filing of the registration statement on Form S-8 (the "Registration Statement") to be filed on or about the date hereof by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), and regulations promulgated thereunder.

The Registration Statement relates to the registration under the Act of 4,700,000 shares of the Company's common stock, $0.01 par value (the "Common Shares"), to be issued pursuant to the Jack Henry & Associates, Inc. 2025 Equity Incentive Plan (the "Plan").

As the basis for the opinions hereinafter expressed, we have examined the Registration Statement, the Plan, the Restated Certificate of Incorporation of the Company and the Restated and Amended Bylaws of the Company. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinions expressed below. We have assumed that the Registration Statement has been declared effective under the Act. Based upon the foregoing and subject to the limitations and assumptions set forth herein, we are of the opinion that if and when such Common Shares are issued in the manner permitted by the Plan and against consideration therefor in an amount per share equal to or greater than the par value per share:

1. Such Common Shares will be validly issued, fully paid and non-assessable.

Our opinion is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

The opinions expressed in this letter are limited in all respects to the Delaware General Corporation Law ("DGCL"), and expressly exclude federal law and state securities laws. This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.
1201 Walnut Street, Suite 2900, Kansas City, MO 64106

DB04/0835007.0002/14404380.1

Jack Henry & Associates, Inc.
December 17, 2025

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or other rules and regulations of the Securities and Exchange Commission issued thereunder.

Sincerely,
/s/ Stinson LLP

Stinson LLP

DB04/0835007.0002/14404380.1